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                                                                   Exhibit 10.44


                     TECHFORCE CORPORATION SERVICE AGREEMENT

This equipment Service agreement (the "Agreement"), made as of the date signed below, by and between TECHFORCE CORPORATION, a Florida corporation ("TechForce") and Sears, Roebuck and Co., a New York corporation ("Customer").

RECITALS

1. The Customer desires to engage TechForce to perform the services described in this Agreement.

2. TechForce is experienced, willing and able to perform the services for the Customer in accordance with the terms of this Agreement.

3. Whereas, under the terms and scope of this agreement, TechForce, operating as an on-site service provider will supply to the Customer, in support of Personal Computers and Personal Computer peripheral devices, on-site service and parts return from the Authorized Service provider (ASP).

FOR AND IN CONSIDERATION of the mutual covenants contained in this Agreement, TechForce and Customer (the "parties") agree as follows:

Section 1. Scope of Work.

(a) In consideration of Customer's payments under this Agreement, TechForce shall perform, in accordance with the terms of this Agreement, the services described in Section 4 below (the "Work") on all personal computer and personal computer peripherals sold by Customer (the "Equipment") to its end users ("End Users").

Section 2. Term.

(a) The term of this Agreement (the "Term") shall commence on the date of execution of this Agreement and shall remain in effect for a period of twelve (12) months, unless terminated earlier by TechForce or Customer in accordance with the terms of this Agreement. At the expiration of the twelve-month term, this Agreement shall continue on a month to month basis until terminated by either party in accordance with subsection 2(b) below.

(b) Either party shall have the unlimited right to terminate this Agreement at any time upon providing thirty (30) days prior written notice to the other party.

Section 3. Fee

In consideration of TechForce's performance or the Work in accordance with this Agreement, customer shall pay TechForce a fee ("Fee") equal to one hundred dollars ($100) per repair call, subject to the following incentives: (a) in the event that TechForce arrives at the End User premises at the Service Time, as defined in Section 4 below, at least ninety percent (90%) of the time but less than ninety-five percent (95%) of the time in a given calendar month, Customer agrees to pay TechForce an additional five dollars ($5) per call for every repair call completed by TechForce during the applicable month; and (b) in the even that TechForce arrives at the End User premises at the Service Time, as defined in Section 4 below, at least ninety-five percent (95%) of the time in a given calendar month, Customer agrees to pay TechForce an additional ten dollars ($10) per call for every repair call completed by TechForce during the applicable month. TechForce shall provide Customer with a monthly report identifying TechForce's per call arrival rate along with an invoice if applicable. All repair calls, which are initiated by Customer, but



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canceled prior to TechForce dispatching a technician, will be billed o customer at the rate of thirty-five dollars ($35) per canceled repair call. A repair call that is rescheduled shall not be considered a canceled call.

Section 4. Service Responsibilities

(a) Customer shall perform telephone diagnostics, isolate to the best of its ability the failing component of the Equipment and dispatch to TechForce the appropriate required spare apart from Customer's inventory. Customer shall obtain scheduling information and shall contact TechForce with such information (the "End User Information"). Customer shall arrange a time (the "Service Time") for the Work to be performed at the location of the End User. End User Information will be transmitted to TechForce on the same day it is obtained from the End User. The service Time shall be (I) any day except Sunday, (II) no less than three (3) between the hours of 8:00 a.m. and 7:00 p.m. local time at End User's location (for example, calls received on Monday have a Service Time schedules for Thursday, Friday or Saturday). TechForce shall (I) open, administer and close all calls with respect to the End User Information and resulting Work; (II) confirm the Service Time with the End User; (III) dispatch the trained TechForce technician to the End User location; and (IV) perform Work required to service, install or repair the Equipment. The Work will be considered complete when the Equipment is operating in accordance with the Manufacturer's published specifications and/or has successfully executed industry-standard software diagnostic testing commonly utilized in connection with such Equipment. TechForce shall not be responsible for failure to timely repair Equipment if such failure results from (a) Sears Parts, as defined below, which are functioning improperly, (b) Customer's failure to correctly diagnose the time. Customer shall remain liable to TechForce for the full Fee, as defined in Section 3 above, for repair calls which TechForce dispatches a technician, but fails to repair the Equipment as a result of any of the conditions described in the preceding sentence.

(b) Customer shall provide to TechForce all parts necessary for TechForce to complete the work (the "Sears Parts") at least one day prior to the Service Time. Customer will include all shipping documentation necessary for TechForce to return defective or unused spare Sears Parts to Customer at no cost to TechForce. Customer will invoice TechForce for outstanding, defective or unused Sears parts which have not been TechForce shall pay all such invoices within 30 days of receipt from Customer. TechForce shall have the right (including Customer's distribution cost) to return defective and unused Sears Parts for a period of 120 days after the Service Time for full credit against any amount paid by TechForce to Customer concerning such part.

(c) It is expressly understood and agreed that Customer reserves title to all Sears Parts until such time as they are used in completing the Work and hat TechForce shall have no right to, nor title or interests in any such Sears Parts. TechForce, at its sole expense, shall be responsible for and shall bear all risk of loss for the safekeeping transportation to and from End User's premises) and until used or installed in completion of Work or until such Sears Parts are delivered to carrier for shipment to Customer or another party as Customer directs. This paragraph shall survive termination of this Agreement.

Section 5. Exclusive Warranty and Remedy.

The TechForce exclusive warranty to the Customer is as follows: (1) the Work will be performed in a competent and workmanlike manner which follows approved, industry standard procedures such as ESD (electrostatic discharge) protection, proper packaging and handling, and (2) Work shall conform to manufacturer's specifications, conform to applicable law, and shall be free of



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defects in TechForce's workmanship for a period of ninety (90) days from completion of the work. In the event TechForce breaches this warranty, TechForce" sole obligation and Customer's exclusive remedy shall be to have TechForce correct the Work which was non-conforming, at TechForce's Expense. In the event that TechForce fails to promptly correct non-conforming Work, Customer shall have ht e option to cause such Work to be performed by another party upon commercially reasonable terms, and TechForce shall reimburse Customer for the cost of the same. There are no other expressed or reasonable terms, and TechForce shall reimburse Customer for the cost of the same. There are no other expressed implied warranties concerning the Work. TechForce does not guarantee that the operation of the Equipment will be uninterrupted or error-free.

Section 6. Limitation on Liability and Indemnification

(a) IN NO EVEN SHALL TECHFORCE OR CUSTOMER BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, CONSEQQUENTIAL, SPECIAL OR INDIERECT DAMAGES INCURRED BY IT, INCLUDING, WITHOUT LIMITATION, LOSS OF BUSINESS PROFIT, LOSS OF DATA, OR OTHER DOWN TIME COSTS ARISING OUT OF OR RELATED TO THIS ASGREEMENT OR SERVICES HEREUNDER. Nothing contained in this Section 6(a) is intended to limit TechForce's indemnity, defense of claims or contribution obligations set forth below.

(b) DEFENSE OF CLAIMS. TechForce shall, at its own cost and expense, defend Customer, its subsidiaries, and the officers directors, employees licensees, agents, distributors and independent contractors of Customer and its subsidiaries (each an "Indemnified Party") from and against all allegations (even though such allegations may be false, fraudulent or groundless) asserted in any claim, action, lawsuit or proceeding between nay Indemnified Party and any third party arising out of any of the following (collectively, the "Claims"), whether actual or alleged and whether or not TechForce's Indemnity and Contribution Obligations (as defined below) shall apply: (a) infringement or misappropriation of any patent, trademark, trade name, trade dress, copyright, trade secret, right, trade secret, right of publicity or other proprietary right in connection with Work, or any unfair competition involving Work; (b) death of or injury o any person, damage to any property, or any other damage or loss, by whomsoever suffered, resulting or claimed to result in whole or in part from any actual or alleged defective Work, whether latent or patent, including actual or alleged improper installation or repair, or actual failure of Work to comply with any specifications or with any express or implied warranties of TechForce, or any claim of strict liability in tort relating to any Work; (c) violation by TechForce of any federal, state or local laws, regulations, ordinances or administrative orders or rules of the United States, its territories or any other country in which Work is produced or delivered; (d) defect involving the labeling or installation of Service. TechForce shall use counsel reasonably satisfactory to Sears in the defense of such Claims. In the event that any claim has a significant possibility that TechForce will not be able to satisfy the same or that customer has or will suffer damage to its goodwill and reputation in Customer's reasonable judgment, Customer may, at its election, take control of the defense and investigation of the Claims, and may employ and engage attorneys of its own choice to manage and defend such Claims, at TechForce's cost, risk and expense, provided that Sears and its counsel shall proceed with diligence and good faith with respect thereto. The obligations of TechForce under this Section 8(a) (collectively, "Defense Obligations") shall survive the cancellation or termination of this Agreement.



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(c)      INDEMNIFICATION AND CONTRIBUTION. TechForce shall hold harmless and indemnify the Indemnified Parties from and against any and all claims, demands, actions, lawsuits, proceedings, liabilities, losses, costs and expenses (including reasonable attorneys' fees and disbursements and costs of investigation) incurred by any of the Indemnified Parties in any claim, demand, action, lawsuit, or proceeding between any Indemnified Party and any third party arising from the negligent acts or omissions of TechForce, TechForce's willful misconduct or otherwise arising out of any Claims, including but not limited to claims of negligent acts or omissions by any Indemnified Party. In any case to which TechForce's indemnity obligation set forth in the preceding sentence is not enforceable under applicable law and in which either
         (a) any Indemnified Party or (b) TechForce is found to be liable to a third party with respect to Work, then Customer and TechForce shall each contribute to the payment of any judgment awarded in favor of such third party in proportion to the comparative degree of culpability of the Indemnified Parties and TechForce. The obligations of TechForce and Customer under this Section 8(b) (collectively, "Indemnity and Contribution Obligations") shall survive the cancellation or termination of this Agreement.

Section 7.  TechForce Representations and Warranties.
TechForce hereby represents and warrants as follows:

(1) TechForce will not leave any of its own marketing materials or information with any End User, including, but not limited to, TechForce stickers on Equipment serviced pursuant to this Agreement.

(2) TechForce, at its own expense, has already obtained or shall obtain all permits and licenses which may be required under any applicable federal, state or local law, ordinance, rule or regulation by virtue of any act performed by TechForce or its employees as a result of this Agreement.

(3) TechForce shall comply fully with all applicable federal, state or local laws, rules, ordinances or regulations.

(4) TechForce, at its own expense, has trained its personnel to repair the Equipment in accordance with the manufacturer's service guidelines.

(5) TechForce will provide only competent, trained, PC qualified field engineers to perform the Work.

(6) TechForce will not use any Sears Authorized Service or Repair designation in telephone directory listings, any other advertisements, or any other materials.

Section 8 Insurance.

         A. TechForce agrees and covenants that it shall, at its sole expense, obtain and maintain during the term of this agreement at least the insurance listed below. Insurance companies shall have a rating of A-/VII or better in the current best's Insurance Reports published by A.M. best Company.

                  1. Workers' Compensation insurance, including coverage for all costs, benefits, and liabilities under Workers' Compensation and similar laws which may accrue in favor of any person employed by TechForce, for all states in which TechForce operates, and Employers' Liability Insurance



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                           with limits of liability of at least $100,000 per
                           accident or disease and $500,000 aggregate by disease. Such insurance shall contain a waiver of subrogation in favor of Customer.

                  2. Commercial General Liability insurance with coverage including, but not limited to, premises/operations, contractual, personal and advertising injury, and products/completed operations liabilities, with limits of at least $1,000,000 per occurrence for bodily injury and property damage combined.

                  3. Bailee's insurance for Merchandise in the care, custody, and control of TechForce, in an amount equal to the maximum value, at any one time, of such property.

                  4. Automobile Liability insurance for owned, non-owned and hired vehicles, with limits of at least $1,000,000 per occurrence for bodily injury and property damage combined.

                  5. Cargo insurance for Merchandise in the care, custody or control of TechForce, and endorsed to insure Merchandise while at TechForce's terminal, in an amount equal to the maximum value, at any one time, of such Merchandise.

         B. Before TechForce performs any Work under this Agreement, and before each policy expiration thereafter during the term of this Agreement, TechForce shall forward to Customer duly executed copies of certificates of insurance or, at Customer request, copies of the actual policies and endorsements evidencing that the required insurance is in force.

         C. The policies required hereunder shall be prepared in such form that:

                  1. Customer shall not be liable for the premiums therefor,

                  2.       No policy or policies shall be canceled unless thirty
                           (30) days written notice first given to Customer by the insurance company of its intention to cancel, and the reason(s) therefor; and

                  3. Customer shall be additional insureds under each policy (other than the Workers' Compensation policy).

Section 9 Default.

Default by Customer. The occurrence of any of the following will constitute an event of default ("Event of Default") by Customer:

(a) Failure by Customer t pay any monthly or other charge or payment within sixty (60) days of invoice date; or

(b)  Any breach or failure

Default by TechForce. The occurrence of any of the following will constitute an event of default ("Event of Default") by TechForce:



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(a)  Any breach or failure by TechForce to observe or perform any of TechForce's material obligations under this Agreement for a period of ten(10) days after notice of such breach of failure is given to TechForce; or

(b) Any representation or warranty made by TechForce herein or if any statement or certificate furnished by or is generally unable to pay its debts as such debts become due; or

(c) Proceedings are instituted by TechForce under the Federal Bankruptcy Code or any similar federal or state law for the relief of debtors, or are instituted against TechForce; or

(d) Any order, judgment or decree is entered in any proceeding by any court of competent jurisdiction appointing, without the consent of TechForce, a receiver, trustee or liquidator of TechForce or of any substantial part of any of its property, or sequestering any substantial part of the property of TechForce.

Section 10. Remedies.

Upon the occurrence of any Event of Default by a party and if the Event of Default is not resolved within thirty (30) days of notice, the other party may, at is sole option:

      By notice in writing to the defaulting party, terminate this agreement effective immediately.

Section 11.  Intellectual Property and Confidentiality

A.

                  (1) TechForce shall not used the name of Sears, or any Sears trademarks, service marks of trade names ("Sears Mark(s)"), in any printed or electronic matter, including, but not limited to, use of any letterhead, checks, business cards, or contracts.

                  (2) TechForce shall not question, contest or challenge, either during or after the term of this Agreement, Sears ownership of the Sears Marks, or Sears ownership in nay mailing lists, credit files or other factual information compiled by Sears or TechForce with respect to the End Users (The "Sears Information"). TechForce shall claim no right, title or interest in any Sears Mark or Sears Information.

                  (3) TechForce recognizes and acknowledges that the use of any
                      Sears Mark or Sears Information shall not confer upon TechForce any proprietary rights to any Sears Mark or Sears Information. Upon expiration or termination of this Agreement, TechForce shall immediately stop using all Sears Marks and Sears Information, and shall execute all documents Sears requests in order to conform Sears ownership, or to transfer to Sears any rights TechForce may have acquired from Sears in any Sears Mark or Sears Information.

                  (4) Nothing in this Agreement shall be construed to bar Sears, after expiration or termination of this Agreement, from protecting its right to the exclusive ownership of Sears Information or Sears Marks against infringement or appropriation by any party or parties, including TechForce.

                  (5) TechForce acknowledges that Sears Marks and Sears
                      Information possess a special, unique and extraordinary character which makes it difficult to assess the monetary damage Sears would sustain in the event of unauthorized use. Irreparable injury would be caused to Sears by such unauthorized use, and TechForce agrees that in the event of breach of this Section 11.A by



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                      TechForce there would be no adequate remedy at law and
                      preliminary or permanent injunctive relief would be appropriate.

B.

                  (1) The Sears Information and any customer list developed by
                      TechForce, its employees or agents from the operation of, or from records generated as a result of the Work (collectively, the "Customer Information"), are deemed exclusively owned by Sears. TechForce shall not use, permit use, disclose or permit disclosure of such Customer Information for any purpose except the performance of this Agreement. TechForce shall not reproduce, release or in any way make available or furnish, either directly or indirectly, to any person, firm, corporation, association or organization at any time, any such Customer Information which will or may be used to solicit sales or business from such customers, including but not limited to the type of sales or business covered by this agreement. Upon written request by Sears during the term and on expiration or termination of this Agreement for any reason, TechForce shall immediately deliver all copies of lists of customers and copies of all other such Customer Information to Sears; and TechForce, its officers, employees, successors and assigns, shall not use any such Customer Information to solicit such customers. TechForce shall protect all such Customer Information from destruction, loss or theft during the term of this Agreement, and until all copies of customer lists and copies of all other Customer Information are turned over to Sears. TechForce acknowledges that there is no adequate remedy at law for violation by TechForce of this Section 12B. and, in the event of breach of this Section, preliminary or permanent injunctive relief would be appropriate.

                  (2) Customer acknowledges that certain computer software and associated documentation ("TechForce Software") provided by TechForce in the course of performing Work represents a unique competitive advantage to TechForce. Customer agrees not to use the TechForce Software at any time without the prior written consent of TechForce. Upon termination of this Agreement, Customer shall promptly return all TechForce Software to TechForce. Customer acknowledges that there is no adequate remedy at law for violation by Customer of this Section 12B. and, in the event of breach of this Section, preliminary or permanent injunctive relief would be appropriate. Nothing shall be considered TechForce Software unless specifically acknowledged in writing by Customer.

12. Independent Contractors.

(1) TechForce and Customer shall at all times remain independent contractors. No partnership, joint venture or similar arrangement is intended by this Agreement. TechForce shall employ all management and other personnel necessary for the efficient provision of the Work. TechForce shall remain primarily liable to Customer for all Work and other obligations subcontracted by TechForce to a third party.

(2) TechForce has no authority to employ persons on behalf of Customer and no employees of TechForce shall be deemed to be employees or agents of Customer. TechForce has sole and exclusive control over its labor and employee relation's policies, and its policies relating to wages, hours, working conditions, or conditions of its employees. TechForce has the sole and exclusive right to hire, transfer, suspend, lay off, recall, promote, assign, discipline,



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     adjust grievances an discharge its employees, provided, however, that
     Customer may request at any time that TechForce Transfer and preclude from doing Work pursuant to this agreement any employee who is objectionable to Customer because of risk of hard to the health, safety and/or security of End Users, employees or merchandise and/or whose manner impairs Customer's customer relations. If Customer objects to any of TechForce's employees and TechForce determines not to remove such employee, Customer may terminate any affected location by giving thirty (30) days notice to TechForce.

(3) TechForce shall pay in a timely manner and is solely responsible for so paying, for all salaries and other compensation of its employees and shall make all necessary salary deductions and withholdings from its employees' salaries and other compensation. TechForce shall pay in a timely manner, and is solely responsible for so paying any and all contributions, taxes and assessments and all other requirements of the Federal Social Security, Federal and state unemployment compensation and Federal, state and local withholding in income tax laws on all salary and other compensation of its employees.

(4) TechForce shall comply with any other contract and all Federal, state and local laws, ordinances, rules and regulations regarding its employees, including, but not limited to, Federal or state laws or regulations regarding minimum compensation, overtime and equal opportunities for employment. Without limiting the foregoing, TechForce shall comply with the terms of the Federal Civil Rights Acts, Age Discrimination in Employment Act, Occupational Safety and Health Act, the Federal Fair Labor Standards Act, and the Americans with Disabilities Act, whether or not TechForce may otherwise be exempt from such acts because of its size or the nature of its business or for any other reason whatsoever.

Section 13. Miscellaneous.

(a) Assignment. This Agreement shall inure to the benefit of and be binding upon each of the parties and their respective successors and assigns. Bet, neither the rights nor the duties of TechForce under this Agreement may be voluntarily assigned or delegated without the prior written consent of the Customer.

(b) Section Headings. All section headings and captions used in this Agreement are purely for convenience and shall not affect the interpretation of this Agreement.

(c) Applicable Law. This Agreement shall be governed by and interpreted in accordance with the laws of Illinois. (d) Modification. This Agreement shall not be modified except by written agreement signed on behalf of TechForce and the Customer by their respective authorized officers.

(e) Exclusive Agreement. This Agreement supersedes all prior understandings, representations, negotiations and correspondence between the parties, constitutes the entire Agreement between them with respect to the matters described, and shall not be modified or affected by any course of dealing, course of performance, or usage of trade.

(f) Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall in no way be affected or impaired.

(g) Waiver. The Failure of ether party at any time to require performance by the other of any provision of this Agreement shall in no way affect that party's right to enforce such provision, nor shall the waiver by either party of any breach of any provision of this Agreement be taken or held to be a waiver of any further breached of the same provision or any other provision.

(h) Survival. The right and obligations of the parties shall survive expiration of the Term or earlier termination of this Agreement.



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(i)  Counterparts. This Agreement may be executed in any number of counterparts and each fully executed counterpart shall be deemed an original.

(j) Excusable Delay. Either party shall not be responsible to the other for any excusable delay in the performance of its duties under this Agreement. Each party shall promptly notify the other when an excusable delay has occurred or is likely to occur, and in each specify to the extent practicable, the estimated duration of such excusable delay. Excusable delay shall mean Acts of God, strikes, lock outs, riots, acts of war, epidemics, fire, communication line failures, power failures, earthquakes or other disasters.

(k) Invoice Procedures and Payment Terms. TechForce shall submit invoices at least monthly to Customer for Fees as set forth in Exhibit B. Payment of Feeds due for any invoice is due no later than thirty (30) days following the date of invoice. Any Fee or any other sum to be paid by the Customer to TechForce not received by TechForce within Sixty (60) days from the invoice date, shall accrue interest, in addition to any amount due, at the rate of one and one half (1-1/2%) percent of the amount due per month from the date due including previous accrued interest. Notwithstanding the foregoing, TechForce will invoice Customer on a weekly basis, providing both a summary invoice and detailed invoice. AT least seven business days prior to sending the monthly invoice for Fees, TechForce will provide a "pre-bill" invoice for reconciliation purposes. All such invoices shall be in form and substance as requested by Customer.

(l) Notices. All notices, approvals, requests, consents, and other communications given pursuant to this Agreement shall be in writing and shall be effective when received, or, if earlier, five (5) days after it is sent, and shall be hand-delivered, set by telex, sent by Federal Express service or sent by United States certified or registered mail, addressed as follows:

         If to Customer:          Sears Roebuck and Co.
                                  Attn: Category Support Manager
                                  3333 Beverly Road
                                  Hoffman Estates, IL 60179

         If to TechForce:         TechForce Corporation
                                  Attn:  Jerrel Kee, Chief Financial Officer
                                  Bay Vista Drive, Suite 340
                                  Clearwater, FL 33760-3117

(m) Arbitration. Any controversy or claim related to or arising from this Agreement and/or the services to be provided by TechForce shall be subject to binding arbitration before the American Arbitration Association in Chicago, Illinois, and shall be conducted on a confidential basis pursuant to the US Arbitration Act and the then current commercial Arbitration Rules of the American Arbitration Association. Arbitration shall be conducted by three arbitrators, at least one of whom shall be knowledgeable of the repair of electronics equipment. The arbitrators shall have no authority to award punitive damages or any other form of non-compensatory damages. The prevailing party shall, however, be entitled, as part of the award such arbitrators may award, to its expenses of arbitration, including reasonable attorneys' fees. Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction. Neither party shall be precluded from seeking injunctive relief in a court of competent jurisdiction for the purpose of maintaining the status quo pending binding arbitration provided, however, such court proceedings shall not preclude or stay binding arbitration.

Section 14. Validity of Agreement.



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This Agreement shall not be valid nor binding upon either party unless it shall have been executed by an officer of each party.

IN WITNESS WHEREOF, the parties have signed this Agreement on the date written below.

Sears, Roebuck and Co.                      TECHFORCE CORPORATON

By:                                                  By:

Title:   VP/GM Product Services                      Title:   President / CEO
         ---------------------------                          ---------------
Date:    August 5, 1997                               Date:    July 31, 1997
         -----------------------------------                  -------------


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